SCHEDULE 14A

                               (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 2)

File by the registrant (x)
Filed by party other than the registrant ( )
Check the appropriate box:
( )  Preliminary proxy statement
(x)  Definitive proxy statement
( )  Definitive additional materials
( )  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

______________________________Terex Corporation______________________________
                (Name of Registrant as Specified in Its Charter)

______________________________Terex Corporation______________________________
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
 (x) $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
	( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
 ( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 (1) Title of each class of securities to which transaction applies:


 (2) Aggregate number of securities to which transaction applies:


 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *


 (4) Proposed maximum aggregate value of transaction:


 ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 (1) Amount previously paid:


 (2) Form, schedule or registration statement no.:


 (3) Filing party:


 (4) Date filed:


* Set forth the amount on which the filing fee is calculated and state how it was determined.

- - -----------------------------------------------------------------------------

                               TEREX CORPORATION
                500 Post Road East, Westport, Connecticut 06880


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 29, 1994


The Annual Meeting of Stockholders of Terex Corporation (hereafter the "Company") will be held at the offices of the Company's subsidiary, Clark Material Handling Company, at 610 West 2nd Street, Lexington, Kentucky, on Friday, July 29, 1994, at 10:00 a.m., local time, for the following purposes:

1. To elect seven directors to hold office for one year or until their successors are duly elected and qualified.

2. To ratify the selection of Price Waterhouse as independent accountants of the Company for 1994.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on June 20, 1994 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting.

YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE. IT IS IMPORTANT THAT YOUR PROXY CARD BE RETURNED PROMPTLY IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.


                                   By order of the Board of Directors,


                                   M. B. Rosenberg
                                   Secretary

June 25, 1994
Westport, Connecticut



                               TEREX CORPORATION
                              500 Post Road East
                         Westport, Connecticut  06880
                      __________________________________

                            Proxy Statement for the
                        Annual Meeting of Stockholders
                          to be held on July 29, 1994

                      __________________________________

This Proxy Statement is furnished to stockholders of Terex Corporation ("Terex" or the "Company") in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders of the Company to be held on July 29, 1994, at the offices of the Company's subsidiary, Clark Material Handling Company ("CMHC"), at 610 West 2nd Street, Lexington, Kentucky, and any adjournments or postponements thereof (collectively, the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice").

The Notice and proxy card (the "Proxy") accompany this Proxy Statement. This Proxy Statement and the accompanying Notice, Proxy and related materials are being mailed on or about June 25, 1994, to each stockholder entitled to vote at the Meeting. As of June 20, 1994, the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 10,303,067 shares of common stock, $.01 par value per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters to be voted on at the Meeting.

A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy to constitute a quorum for the transaction of business at the Meeting. All matters other than the election of directors will be decided by the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy. Directors shall be elected by a plurality of the votes of shares of Common Stock represented at the Meeting in person or by proxy.

Proxy solicitations will be made primarily by mail, but solicitations may also be made by telephone, telegraph or personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of this Proxy Statement and accompanying material, (b) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company's stock and (c) supplementary solicitations to submit Proxies, if any, will be borne by the Company.

If the enclosed Proxy is properly executed and returned in time to be voted at the Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked on the Proxy. If no instructions are marked on the Proxy, the Proxy will be voted FOR election of the nominees for Director, FOR the selection of Price Waterhouse as the independent accountants of the Company and FOR any other matters that may properly come before the Meeting and that are deemed appropriate. Management does not presently know of any other matters which may come before the Meeting.

Any stockholder giving a Proxy has the right to attend the Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior Proxy) and also has the right to revoke the Proxy at any time by written notice received by the Secretary of the Company prior to the time the Proxy is voted. All properly executed and unrevoked Proxies delivered pursuant to this solicitation, if received in time, will be voted at the Meeting.

In order that your shares of Common Stock may be represented at the Meeting, you are requested to:

     --   indicate your instructions on the Proxy;
     --   date and sign the Proxy;
     --   mail the Proxy promptly in the enclosed envelope; and
     -- allow sufficient time for the Proxy to be received on or before 10:00 a.m. on July 29, 1994.



NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.



                      PROPOSAL 1:  ELECTION OF DIRECTORS

At the Meeting, seven directors of the Company are to be elected to hold office until the Company's next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Directors shall be elected by a plurality of the votes of shares of Common Stock represented at the Meeting in person or by proxy. Unless marked to the contrary, the Proxies received by the Company will be voted for the election of the seven nominees listed below, all of whom are presently members of the Board. Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate. The Company has no reason to believe that any nominee will decline or be unable to serve if elected.

The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of April 25, 1994, such nominee's name, business experience during the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see "Security Ownership of Management and Certain Beneficial Owners" below.

The Board recommends that the Stockholders vote FOR the following nominees for director.


                                  Positions and              First Year
Name                    Age    Offices with Company       Elected Director
_____                   ___   _____________________      _________________
Randolph W. Lenz        47    Chairman of the Board,       1983
                               Chief Executive Officer
                               and Director
Ronald M. DeFeo         42    President,                   1993
                               Chief Operating Officer
                               and Director
Marvin B. Rosenberg     53    Senior Vice President,       1992
                              General Counsel,
                              Secretary and Director
G. Chris Andersen       56    Director                     1992
Bruce I. Raben          40    Director                     1992
David A. Sachs          34    Director                     1992
Adam E. Wolf            80    Director                     1983


Mr. Lenz has been the Company's Chairman of the Board and a director of the Company since 1983, when he joined Terex's predecessor, Northwest Engineering. Mr. Lenz also served as Chairman of the Board and a director of Fruehauf Trailer Corporation ("Fruehauf") from its acquisition by the Company in 1989 until August 1993. In addition, Mr. Lenz has also been the Chairman of the Board and a director of CBC Bancorp, Inc., a bank holding company, since 1992.

Ronald M. DeFeo became a director of the Company in 1993 and was appointed President and Chief Operating Officer of the Company on October 4, 1993. He has also served as the President of CMHC and certain affiliated companies (together with CMHC, "Clark") since May 1993. Prior to joining Terex on May 1, 1992 and serving as President of Terex's Heavy Equipment Segment, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the farm and construction equipment division of Tenneco Inc., and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations.

Mr. Rosenberg was appointed a director of the Company in 1992 and was appointed as Senior Vice President of the Company effective January 1, 1994. He has served as Secretary and General Counsel of the Company since 1987. Mr. Rosenberg was also appointed a director of Fruehauf in 1992 and served as Secretary of Fruehauf from its organization in March 1989 until August 1993. Since 1987, he has also been General Counsel of KCS Industries, L.P., a Connecticut limited partnership ("KCS"), an entity that, until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries. Previously, for 15 years, he had been General Counsel for, and a partner of, Cambridge Research and Development Group, a company engaged in the commercialization of new technology and the acquisition and operation of industrial companies.

Mr. Andersen was appointed director of the Company in 1992 and served as a director of Fruehauf from July 1991 until August 1993. Mr. Andersen has been Vice Chairman of PaineWebber Incorporated ("PaineWebber") since March 1990. Prior to joining PaineWebber, Mr. Andersen was Managing Director for nine years of Drexel Burnham Lambert Incorporated ("Drexel Burnham"), an investment banking firm which filed for protection under Chapter 11 of the United States Bankruptcy Code in 1990. Mr. Andersen is a director of Sunshine Mining Company.

Mr. Raben was appointed director of the Company in 1992. Since 1990, Mr. Raben has been an Executive Vice President and Co-Head of the Corporate Finance Department at Jefferies & Company, Inc. ("Jefferies"). Mr. Raben was employed by Drexel Burnham from 1978 to 1990, where he served in various capacities, including Managing Director.

Mr. Sachs was appointed director of the Company in 1992 and served as a director of Fruehauf from November 1992 to March 1993. Mr. Sachs is employed at TMT-FW, Inc., an affiliate of Taylor & Co., a private investment firm based in Fort Worth, Texas. TMT-FW, Inc. is one of two general partners of EBD, L.P., which is the sole general partner of The Airlie Group L.P. ("Airlie"). At TMT-FW, Inc., Mr. Sachs is engaged in the investment activities of both Airlie and Taylor & Co. Prior to joining TMT-FW, Inc. in 1990, Mr. Sachs was employed by Columbia Savings and Loan Association from 1984 to 1990, where he served in various capacities, including Executive Vice President.

Mr. Wolf became a director of the Company in 1983. Mr. Wolf has been principally self-employed as an attorney throughout his career. He has previously served as a director of Universal Telephone Company, Continental Bank and Trust Company and DePaul Rehabilitation Hospital.

The Board met 15 times in 1993 at regularly scheduled and special meetings including telephonic meetings. All of the directors in office during 1993 attended at least 75% of the meetings which took place during their tenures as directors. The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

The Audit Committee of the Board of Directors consists of Messrs. Andersen, Raben, Sachs and Wolf. The Audit Committee met three times during 1993. The Audit Committee recommends the engagement of the independent accountants and makes other recommendations to the Board based on its review of all of the financial matters of the Company. The Audit Committee also reviews related party transactions.

The Compensation Committee of the Board of Directors consists of Messrs. Andersen and Wolf. The Compensation Committee met four times during 1993. The Compensation Committee recommends to the Board compensation arrangements for executive officers and for certain other key management personnel. See "Executive Compensation -- Compensation Committee Report."



        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company's Common Stock, by each director, by each executive officer of the Company named in "Management of the Company" below, and by all directors and executive officers as a group, as of April 25, 1994. Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after April 25, 1994 pursuant to an exercise of options, warrants or other rights or conversion of preferred stock or otherwise are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

                                       Amount           Percent
Name and Address                    Beneficially           of
of Beneficial Owner                     Owned            Class

Randolph W. Lenz(1)                  4,914,237 (3)       47.70%
 c/o Terex Corporation
500 Post Road East
Westport, CT  06880

The Airlie Group L.P.(2)               965,000 (4)        9.29%
201 Main Street
Fort Worth, TX  76102

Dort A. Cameron, III(2)                971,000 (4)        9.34%
 c/o The Airlie Group, L.P.
201 Main Street
Fort Worth, TX  76102

Thomas M. Taylor(2)                  1,270,500 (4)       12.22%
 c/o The Airlie Group, L.P.
201 Main Street
Fort Worth, TX  76102

EBD L.P. (2)                           965,000 (4)        9.29%
c/o The Airlie Group, L.P.
201 Main Street
Forth Worth, TX  76102

TMT-FW, Inc. (2)                       965,000 (4)        9.29%
c/o The Airlie Group, L.P.
201 Main Street
Forth Worth, TX  76102

The Prudential Insurance Company       556,964 (4)        5.41%
     of America (5)
Prudential Plaza
Newark, NJ  07102-3777

KeyCorp (6)                            600,445 (4)        5.79%
127 Public Square
Cleveland, OH  44114-1306

G. Chris Andersen                            0             *
1285 Avenue of the Americas
New York, NY  10019

Ronald M. DeFeo                          9,667 (7)         *
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

Bruce I. Raben                          11,000             *
11100 Santa Monica Boulevard
Suite 1000
Los Angeles, CA  90025

Marvin B. Rosenberg                          0             *
 c/o Terex Corporation
500 Post Road East
Westport, CT  06880

David A. Sachs                          10,000 (8)         *
201 Main Street
Suite 3200
Fort Worth, TX  76102

Adam E. Wolf                             7,400             *
875 East Donges Lane
Milwaukee, WI  53217

David J. Langevin                        5,400             *
 c/o Terex Corporation
500 Post Road East
Westport, CT  06880

Ralph T. Brandifino                          0             *
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

Richard E. Clemens                           0             *
c/o Clark Material Handling Company
333 West Vine Street, Suite 1700
Lexington, KY  40507

All directors and officers           4,957,704 (7) (8)    48.12%
as a group (10 persons)

*   Amount owned does not exceed one percent (1%) of the class so owned.

(1) Mr. Lenz currently pledges, and intends to pledge in the future, shares of the Common Stock owned by him as collateral for loans. If Mr. Lenz does not pay such loans when due, the pledgee may have the right to sell the shares of the Common Stock pledged to it in satisfaction of Mr. Lenz's obligations. The sale of a significant amount of such pledged shares could result in a change of control of the Company and may require the Company to make an offer to purchase certain of its outstanding debt instruments.

(2) Dort A. Cameron, III and TMT-FW, Inc., a Texas corporation, are general partners of EBD L.P., a Delaware limited partnership which is the sole general partner of Airlie. Thomas M. Taylor is the President, sole director and sole stockholder of TMT-FW, Inc. By reason of such relationships, Messrs. Cameron and Taylor may each be deemed the beneficial owner of the shares deemed beneficially owned by Airlie. On December 22, 1993, each of the indicated individuals, together with certain other persons, filed Amendment No. 9 to a
Schedule 13D Statement filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), reflecting the ownership of an aggregate of 1,255,5000 shares of Common Stock, 40,000 shares of the Company's Series A Cumulative Redeemable Convertible Preferred Stock (the "Preferred Stock") and 40,000 of the Company's Common Stock Purchase Warrants (the "Warrants"), or approximately 13.7% to 14.4% of all outstanding Common Stock, assuming the conversion of such shares of Preferred Stock and the exercise of such Warrants at their minimum and maximum exercise ratios, respectively (but not the conversion of any Preferred Stock or the exercise of any Warrants by any other holder). Except as otherwise reflected in this table or the footnotes thereto, each of the indicated individuals disclaims the beneficial ownership of any shares held by any other party to such Schedule 13D filing.

(3) Mr. Lenz is the direct owner of 4,837,037 shares of Common Stock, representing approximately 46.95% of the outstanding Common Stock. In addition, Mr. Lenz is the indirect beneficial owner of 77,200 shares of Common Stock through a corporation that he indirectly owns and controls.

(4) For each of Airlie, Dort A. Cameron, III, Thomas M. Taylor, EBD L.P., TMT-TW, Inc., The Prudential Insurance Company of America ("Prudential") and KeyCorp, the amount shown assumes the conversion of the shares of Preferred Stock owned by such beneficial owner (but not by any other holder of Preferred Stock), but does not assume the exercise of any Warrants owned by such beneficial owner, since the Warrants are not currently exercisable.

(5) Prudential filed a Schedule 13G Statement, dated January 31, 1994, pursuant to Section 13(g) of the Exchange Act, reflecting the ownership of an aggregate of 554,500 shares of Common Stock and 14,149 Warrants, or approximately 5.52% to 5.79% of all outstanding Common Stock, assuming the exercise of such Warrants (but not the exercise of any Warrants by any other holder). Such securities are held for the benefit of Prudential's clients by Prudential's registered investment companies and its subsidiary Prudential Securities Incorporated, and Prudential disclaims the beneficial ownership of such shares. Prudential has subsequently informed the Company that its ownership of Common Stock has increased to 556,964 shares.

(6) KeyCorp has informed the Company that, as of December 31, 1993, it owned 532,945 shares of Common Stock, 30,000 shares of Preferred Stock and 30,000 Warrants. KeyCorp disclaims the beneficial ownership of such shares. Society Corporation ("Society"), a predecessor of KeyCorp, filed a Schedule 13G Statement, dated February 8, 1994, pursuant to Section 13(g) of the Exchange Act, reflecting the ownership of an aggregate of 531,695 shares of Common Stock by its subsidiaries Society National Bank and Schaenen Wood & Associates. Persons other than Society have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.
Society disclaims the beneficial ownership of such shares.

(7) Includes 6,667 shares of Common Stock issuable upon the exercise of currently exercisable options held by Mr. DeFeo. See "Executive Compensation."

(8) Includes 3,000 shares of Common Stock owned by Mr. Sachs' wife. Mr. Sachs disclaims the beneficial ownership of such shares.



MANAGEMENT OF THE COMPANY

The following table sets forth, as of April 25, 1994, the respective names and ages of the Company's executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his successor is duly elected and qualified.


                                                   Positions and
Name                         Age                Offices with Company
____                         ___               _____________________

Randolph W. Lenz            47                 Chairman of the Board,
                                                Chief Executive Officer and
                                                Director
Ronald M. DeFeo             42                 President,
                                                Chief Operating Officer and
                                                Director
David J. Langevin           43                 Executive Vice President
Marvin B. Rosenberg         53                 Senior Vice President,
                                                General Counsel, Secretary and
                                                Director
Ralph T. Brandifino         49                 Senior Vice President and
                                                Chief Financial Officer
Richard E. Clemens          44                 President and
                                                Chief Executive Officer, CMHC


For information regarding Messrs. Lenz, DeFeo and Rosenberg, refer to the table listing nominees in the prior section "Proposal 1: Election of Directors."

David J. Langevin became Executive Vice President of the Company effective January 1, 1994 and served as Acting Chief Financial Officer of the Company during 1993. He has been employed as a Vice President of KCS since 1988. Prior to KCS, Mr. Langevin was an employee of Ernst & Whinney (currently Ernst & Young) where he became a partner in 1986.

Ralph T. Brandifino was appointed to the position of Senior Vice President and Chief Financial Officer on December 6, 1993. Mr. Brandifino was previously the Chief Financial Officer at the Long Island Lighting Company from 1987 through 1993, previous to which he served as Chief Financial Officer at Chicago Pneumatic Tool Company, a capital goods manufacturer.

Richard E. Clemens was named President and chief Executive Officer of CMHC on March 14, 1994. Prior to that, Mr. Clemens was employed at the BMY division of Harsco Corporation since 1985 in a number of capacities, including President. Mr. Clemens has also been employed previously by Allis Chalmers, Massey Ferguson and John Deere.



                            EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table below shows the compensation for the past three fiscal years of the Company's Chief Executive Officer and its executive officers with 1993 earned qualifying compensation in excess of $100,000.

                                                   Long-Term
                     Annual Compensation          Compensation
Name and                                           Securities     All Other
Principal     Year  Salary  Bonus  Other           Underlying    Compensation
Position             ($)     ($)    ($)         Options/SARS (#)     ($)

Randolph W.   1993 483,508      --     --                  --           --
 Lenz,        1992 486,000      --     --                  --           --
 Chairman of  1991 473,262      --     --                  --           --
 the Board
 and Chief
 Executive
 Officer(1)

Ronald M.     1993 237,500  60,000   222,693(4)        10,000     3,148(5)
 DeFeo,       1992 135,385  66,666     --              20,000           --
 President    1991      --      --     --                  --           --
 and Chief
 Operating
 Officer (2)

Gary D. Bello,
 President,
 CMHC (3)     1993 125,000      --     --                  --   284,664(6)
              1992 122,500 125,100     --                  --       710(5)
              1991      --      --     --                  --           --

___________________

(1) In conjunction with the proposed termination of the Company's management agreement with KCS, Mr. Lenz, together with Messrs. Langevin and Rosenberg (who became employees of the Company on January 1, 1994), will receive certain securities of the Company, subject to the approval of the Company's stockholders. See "Certain Relationships and Related Transactions."

(2)  Mr. DeFeo joined Terex on May 1, 1992.

(3) Mr. Bello joined Terex as an executive officer on July 31, 1992 when the Company completed the acquisition of Clark. Mr. Bello terminated his service with the Company effective May 7, 1993. See "-- Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

(4)  Includes relocation payments of $214,604.

(5)  Company's matching contribution to defined contribution plan account.

(6) Includes $281,538 termination payment (net of certain reimbursements to the Company) and $3,126 Company's matching contributions to defined contribution plan account.


Mr. Brandifino joined the Company on December 6, 1993, Messrs. Langevin and Rosenberg became employees of the Company as of January 1, 1994 in connection with the termination of the Company's contract with KCS (see "Certain Relationships and Related Transactions"), and Mr. Clemens joined the Company on March 14, 1994. Each of these individuals presently earns qualifying compensation at an annual rate in excess of $100,000, although none of them earned such compensation from the Company during 1993.



Option Grants in 1993

The table below summarizes options granted during 1993 to the named executive officers listed in the Summary Compensation Table.




Individual Grants


Potential Realizable Value at Assumed Annual Rates of Stock Price
Appreciation for Option Term
             Number of
             Securities   % of Total
             Underlying    Options        Exercise
               Options    Granted to       Price   Expiration
    Name     Granted (#)  Employees        ($/SH)     Date     5%($)     10%($)

Randolph W.
 Lenz               --         --             --          --      --        --
Ronald M.
 DeFeo (1)      10,000        42%         $8.375    11/30/03  52,670   133,476
Gary D.
 Bello              --         --             --          --      --        --

___________________

(1) The options are exercisable for 3,334 shares of Common Stock on or after November 30, 1994, 3,333 additional shares of Common Stock on or after November 30, 1995 and 3,333 shares of Common Stock on or after November 30, 1996.

In May 1986, the stockholders approved an incentive stock option plan covering key management employees. As further amended by action of the stockholders and the Board, 395,354 shares of the Company's Common Stock were available for purchase pursuant to options granted or to be granted under the plan. The exercise price approximates the current market price at the time of the grant. Employees vest in options granted ratably over three years from the date of grant.

Aggregated Option Exercises in 1993 and Year-End Option Values

The table below summarizes options exercised during 1993 and year-end option values of the named executive officers listed in the Summary Compensation Table.

                                                     Number of       Value of
                                                     Securities    Unexercised
                                                     Underlying    In-the-Money
                                                    Unexercised      Options
                                                     Options at    at Year-end
                                                    Year-end (#)       ($)

                 Shares
               Acquired on     Value Realized       Exercisable/   Exercisable/
    Name       Exercise (#)         ($)            Unexercisable  Unexercisable

Randolph W.
 Lenz               --                 --                --             --
Ronald M.
 DeFeo              --                 --           6,667/23,333     -- / --
Gary D.
 Bello              --                 --                --             --

Pension Plans

The Company maintains numerous defined benefit pension plans covering most domestic employees, including certain officers of the Company. Retirement benefits for the plans covering the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment.

Messrs. Lenz and DeFeo participate in the Terex Corporation Salaried Employees' Retirement Plan (the "Plan"). Mr. Brandifino does not participate because participation in the Plan was frozen as of May 7, 1993, prior to Mr. Brandifino's employment with the Company. Mr. Bello, as an employee of Clark, a subsidiary of the Company, was not a participant in the Plan nor is any other employee of Clark. Clark employees do not participate in a defined benefit retirement plan.

Participants of the Plan with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65. Retirement benefits under the Plan are determined based on 1.02% of final average earnings plus .71% of such compensation in excess of amounts shown on the applicable Social Security Integration Table for participants born prior to 1938. For participants born during 1938-1954, the formula is modified by replacing the 1.02% and .71% figures with 1.08% and .65%, respectively. For participants born after 1954, the formula is modified by replacing the 1.02% and .71% figures with 1.13% and .60%, respectively. Service in excess of 25 years is not recognized. There is no offset for primary Social Security.

Participation in the Plan was frozen as of May 7, 1993, and no participants, including Mr. Lenz and Mr. DeFeo, will be credited with service following such date, except that participants not fully vested, including Mr. DeFeo, will be credited with service for purposes of determining vesting only. Mr. Lenz is already fully vested. The annual retirement benefits payable at normal retirement age under the Plan will be $31,530 for Mr. Lenz and $4,503 for Mr. DeFeo (assuming full vesting).

Compensation of Directors

The directors who are officers of the Company receive no additional compensation by virtue of their being directors of the Company. Non-officer directors receive an annual fee of $24,000. No additional compensation is paid for participation in special or committee meetings of the Board. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

Mr. DeFeo has an agreement which provides that in the event of a change in ownership of the Company which prevents him from continuing in his position as President and Chief Operating Officer, the Company will provide for a continuance of his income for a period of twenty-four months.

Mr. Clemens has an agreement with the Company which provides that in the event of a change in ownership of CMHC within two years from his date of employment with the Company which prevents him from continuing in his position as CMHC President and Chief Executive Officer, the Company will provide for a continuance of his income for a period not to exceed twelve months.

CMHC and Mr. Bello entered into a termination agreement which provided for a lump sum termination payment to Mr. Bello by CMHC of $300,000 and which provided Mr. Bello with certain benefits, including medical benefits, life insurance coverage, use of an automobile and outplacement services, through May 7, 1994.

Compensation Committee Interlocks  and Insider Participation

G. Chris Andersen, a member of the Board's Compensation Committee, is an executive with PaineWebber. During 1993, Fruehauf retained PaineWebber as a financial advisor to explore opportunities to maximize stockholder value in Fruehauf.

Compensation Committee Report

The Compensation Committee of the Board is responsible for reviewing compensation levels for all executive officers of the Company, for any employee with an employment or severance contract, and to make recommendations to the Board with respect to such contracts and compensation. Its objective is to provide compensation that is fair and equitable to both the employee and the Company. Consideration is given to the employee's overall responsibilities, professional qualifications, business experience, technical expertise and their resultant combined value to the Company's long-term performance and growth.

The Company's executive officer compensation program is based upon the following guiding principles:

1. Competitive compensation and benefits that allow the Company to attract and retain people with the skills critical to the long-term success of the Company.

2. Compensation for performance to motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value.

The Compensation Committee reviews the Company's executive compensation program each year. This review includes a comparison of the Company's executive compensation, corporate performance, share appreciation and total return to stockholders with that of similar companies.

The key elements of the Company's executive compensation package consist of base salary, annual bonus and stock options. The Company's policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Board also considers and will review from time to time the full compensation package afforded by the Company to individuals.

Base Salaries. An executive officer's base salary is determined by evaluating the responsibilities of the position held, the individual's experience and the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to executive offers with comparable qualifications, experience and responsibilities at similar companies.

Annual Bonuses. In addition to base salary, each executive officer is eligible for an annual cash bonus. Bonuses are based upon objective criteria, such as annual net earnings of the Company, as well as criteria established for each executive officer at the beginning of the fiscal year. Executive officers may earn a bonus of up to 50% of their base salary if certain individualized goals are attained. In addition, such bonus may be increased or decreased based upon the overall performance of the Company in comparison to pre-established targets.

Stock Options. The purpose of long-term awards, currently in the form of stock options, is to align the interests of the executive officers with the interests of the Company's stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. In determining stock option grants, the Board bases its decision on the individual's performance and a potential to improve stockholder value.

Compensation of Chief Executive Officer. The Chief Executive Officer's ("CEO") compensation is determined pursuant to the principles noted above. Specific consideration is given to the CEO's responsibilities and experience in the industry and the compensation package awarded to chief executive officers of other comparable companies.

The CEO was not awarded a bonus for the years ended 1992 or 1993 and he has not been granted any options under the Company's Incentive Stock Option Plan nor any other incentive options.

Federal Tax Implications for Executive Compensation. It is the responsibility of the Compensation Committee of the Board to address the issues raised by the recent change in Federal tax law which makes certain non-performance-based compensation to executives of public companies, including the Company, in excess of $1,000,000 non-deductible beginning in 1994. In this regard, the Compensation Committee is obligated to determine whether any actions with respect to this new limit need to be taken by the Company. At the present time, it is not anticipated that any executive officer of the Company will receive any compensation in excess of this amount.

                                     G. Chris Andersen
                                     Adam E. Wolf



Performance Graph

The following table compares the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, for the period commencing December 31, 1988 through December 31, 1993, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the peer/industry index set forth below (the "Peer Group") over the same period. The stockholder return shown on the graph below is not indicative of future performance.


                      (DESCRIPTION OF GRAPHICAL MATERIAL)

Located herein in the Company's paper format copy of this document is a line graph titled:

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS
                    Terex Corporation, S&P 500, Peer Group.
                (Performance results through December 31, 1993)

The vertical axis of the line graph is scaled from $0.00 at the origin extending upwards to $200.00, marked in increments of $50.00. The horizontal axis begins with the year 1988 at the origin extending to the right through the year 1993, marked in one year increments. The value of an assumed initial investment of $100.00; in the Company's stock, in the S&P 500, and in the Peer Group is plotted for each year on the horizontal axis using the data listed below:

           1988       1989      1990      1991      1992      1993
Terex     100.00    173.10     91.16    128.80    100.32     68.12
S&P 500
 Index    100.00    131.49    127.32    166.18    179.11    197.00
Peer Group100.00    115.23     91.48    101.93    110.97    176.64

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Terex Common Stock, S&P 500, and Peer Group.

* Cumulative total return assumes reinvestment of dividends.

The Peer Group consists of the following companies, which are in similar lines of business as the Company (manufacturing of heavy equipment):
Caterpillar, Inc., Clark Equipment Company, Deere & Company, Harnischfeger Industries, Inc., Ingersoll Rand, JLG Industries, The Manitowoc Company, and NACCO Industries.


Source:  Frank Russell Company



                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under a contract dated July 1, 1987, as amended, KCS, principally owned by Randolph W. Lenz, Chairman of the Board and Chief Executive Officer of the Company, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries until December 31, 1993. KCS also provided assistance in the evaluation, negotiation and consummation of potential acquisitions of other companies, products and processes, as well as the development of new areas of business for the Company.

For the services of KCS, the Company paid KCS an annual fee plus the reimbursement for all out-of-pocket expenses incurred by KCS in fulfilling the contract, including travel and similar expenses and fees for professional and other services provided by third parties. Each year the contract was in effect, the annual fee increased by the greater of 10% or the increase in the Consumer Price Index, subject to limitations imposed by the Company's debt agreements. During 1993, the Company made payments to KCS for fees and out-of-pocket expenses of $2.9 million and $0.1 million respectively. On January 25, 1993, Terex entered into an agreement whereby KCS borrowed $1.7 million from Terex (the "KCS/Terex Note"). The KCS/Terex Note bore interest at prime. The loan represented by the KCS/Terex Note may have constituted a default under the Company's Senior Secured Notes due 1996 (the "Secured Notes"), the Company's Senior Subordinated Notes due 1997 (the "Subordinated Notes") and the Company's previous lending agreement with a commercial bank (the "Bank Lending Agreement"). The entire balance was repaid to Terex on February 1, 1993, six days after the initial borrowing, thereby curing any default which may have occurred.

During 1993, the Board concluded that it would be in the Company's best interest to terminate the Company's contract with KCS and integrate the management services of KCS directly into the Company. Pursuant to an agreement between the Company and KCS, the contract between the Company and KCS was suspended as of the close of business on December 31, 1993, with the contract to be terminated upon the consent of the Company's stockholders to a proposed issuance of securities to certain executives of KCS, as discussed below. David
J. Langevin and Marvin B. Rosenberg, employees of KCS, became salaried employees of the Company effective January 1, 1994, with the titles of Executive Vice President and Senior Vice President, respectively. In addition, in consideration of the proposed termination of the contract, the Company has agreed, subject to the approval of the stockholders of the Company, to issue 89,800 shares of the Company's Series B Cumulative Redeemable Convertible Preferred Stock and 89,800 common stock purchase warrants to certain executives of KCS, the terms of which will be substantially similar to the terms of the Company's outstanding Preferred Stock and Warrants, respectively. Of such amounts, Messrs. Langevin and Rosenberg would each receive 25,500 shares of preferred stock and warrants and Mr. Lenz would receive 38,800 shares of preferred stock and warrants. Upon stockholder approval, the contract will terminate and such securities will be issued to Messrs. Langevin, Rosenberg and Lenz. Absent such stockholder approval, the suspension will terminate and the contract will be restored in full force and effect, although the Company will continue to endeavor to achieve an alternate agreement with KCS to terminate the contract at a date prior to the date it would be cancellable under its terms.

The Company, certain directors and executives of the Company, and KCS are named parties in various legal proceedings. During 1993, the Company incurred $0.4 million of legal fees and expenses on behalf of the Company, directors and executives of the Company, and KCS named in the lawsuits.

David A. Sachs, a director of the Company, is affiliated with Airlie, a limited partnership which owns approximately 9.29% of the Company's Common Stock (including Common Stock issuable upon conversion of Preferred Stock) and 40,000 Warrants. Mr. Sachs is an employee of TMT-FW, Inc. which is one of two general partners of the general partner of Airlie. Airlie receives the director fees to which Mr. Sachs is entitled by reason of his service as a director of the Company ($24,000 in 1993). On December 20, 1993, Airlie purchased 40,000 Warrants and 40,000 shares of Preferred Stock from the Company as part of the Company's private placement.

Prior to 1992, the Company charged Fruehauf, a subsidiary of the Company in which the Company currently owns an approximate 19.1% equity interest, for management services and for interest on amounts owed to Terex. As of January 1, 1992, the Company ceased accruing such charges to Fruehauf for management expenses and interest on amounts due the Company. However, the Company and Fruehauf continued to charge one another for payments made on each other's behalf in the normal course of business. The outstanding balance owed by Fruehauf to the Company was $12.9 million at December 31, 1992 and $10.2 million at December 31, 1991. The Company accepted in December 1993 2,251,167 shares of Fruehauf common stock in payment of approximately $13.5 million of intercompany indebtedness which Fruehauf owed to the Company.

On August 20, 1993, Fruehauf entered into agreements with its existing lenders, a new lender and a number of investors which resulted in a restructuring of existing debts, and provided for a new $25.0 million credit facility and $20.5 million of new equity (the "Fruehauf Restructuring"). As part of the Fruehauf Restructuring, the Company agreed to vote its shares of Fruehauf common stock in favor of, or consent to, an amendment to Fruehauf's Certificate of Incorporation to authorize additional shares of Fruehauf capital stock and the issuance of a portion of such stock to purchasers of Fruehauf's convertible subordinated notes and to the Company, in satisfaction of Fruehauf's indebtedness to the Company. The Company also agreed, for a period of 18 months beginning July 26, 1993, generally to vote its shares of Fruehauf common stock in any other matter in such proportion as the other stockholders of Fruehauf entitled to vote on such matter shall vote their shares of Fruehauf common stock. In addition, at the time of the Fruehauf Restructuring, the Company entered into an agreement with IBJ Schroder Bank & Trust Company ("IBJ Schroder"), on behalf of a group of commercial bank lenders, pursuant to which the Company is obligated to pay a fee of $1,000,000 on or before December 31, 1994 in consideration of the assistance of the banks in evaluating the feasibility of Fruehauf's proposed turnaround plan and to induce the banks to consent to certain requests by the Company. Mr. Lenz pledged certain of his shares of Common Stock to IBJ Schroder, as agent for such lenders, as security for the payment of such amount by the Company.

In 1992, the Board approved a program to consolidate Fruehauf's parts warehousing and administration functions with the Company. During the fourth quarter of 1992, Fruehauf announced its intention to close its parts warehouse in Westerville, Ohio and transfer its replacement parts inventory to the Terex distribution center in Southaven, Mississippi. In contemplation of the Fruehauf Restructuring, the proposed arrangement was not effectuated. In November 1992, in contemplation of this agreement, Terex had transferred $2.0 million to Fruehauf. The $2.0 million transfer constituted a default ("November Default") under the Secured Notes, the Subordinated Notes and the Bank Lending Agreement. Subsequently, in May 1993, Terex entered into an agreement with an operating unit of Fruehauf, whereby such operating unit will provide products and manufacturing services to Terex. This agreement required Terex to make a $2.0 million payment to such operating unit, which Terex effected on May 11, 1993 by instructing Fruehauf to transfer the $2.0 million Fruehauf owed to Terex directly to such operating unit. This transfer also satisfied Fruehauf's $2.0 million obligation to Terex so that the events which gave rise to the November Default no longer exist. The Company is in discussions with Fruehauf concerning the satisfaction of Fruehauf's obligations under the May 1993 agreement.

In conjunction with the acquisition of Clark, the Company financed the acquisition and refinanced a major component of its previously outstanding bank debt through a private placement of Secured Notes and Common Stock Appreciation Rights ("SAR's"), and the establishment of a revolving credit facility with a
commercial bank.   Mr. Raben, a director of the Company, is an employee and
officer of Jefferies, the investment banking firm which acted as an exclusive placement agent for the Company in the offering of the Secured Notes and SAR's. Jefferies was paid fees of $6.5 million in 1992 for services performed as placement agent. Jefferies was also the Company's placement agent for the December 1993 sale of the Preferred Stock and Warrants for which Jefferies received fees totaling $2.5 million in 1993. Jefferies was also the agent for the Company for certain sales by the Company of its common stock of Fruehauf in 1993. Jefferies purchased 250,000 Warrants and 180,000 shares of Preferred Stock from the Company in connection with the Company's private placement on December 20, 1993.

During 1993, Fruehauf retained PaineWebber as a financial advisor to explore opportunities to maximize stockholder value in Fruehauf. G. Chris Andersen, a member of the Board, is an executive with PaineWebber.

The Company requires that all transactions with affiliates are on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board is advised in advance of any such proposed transaction or agreement and utilizes such procedures in evaluating their terms and provisions as are appropriate in light of the Board's fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of outside directors. One of the responsibilities of the Audit Committee is to review related party transactions.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and each person who is the beneficial owner of more than ten percent of the Company's outstanding equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and changes in ownership of equity securities of the Company. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 1993. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to Section 16(a) of the Exchange Act.

To the Company's knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to the Company's officers, directors and greater than ten percent beneficial owners were complied with during the year ended December 31, 1993, except that in 1993 a Form 4 was filed late by Mr. DeFeo with regard to one transaction and Mr. Lenz failed to file two Forms 4 with regard to 22 transactions, but did report the transactions in his Form 5, which was timely filed.

                     PROPOSAL 2:  INDEPENDENT ACCOUNTANTS

At a meeting held on March 17, 1994, the Board approved the selection of Price Waterhouse as the Company's independent accountants for the fiscal year ended December 31, 1994. Price Waterhouse was the Company's independent accountants for the fiscal year ended December 31, 1993 and have been the independent accountants of the Company since 1992.

The Board recommends that the Stockholders vote FOR the ratification of Price Waterhouse as independent accountants for 1994.

Representatives of Price Waterhouse are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

                                OTHER BUSINESS

The Board does not know of any other business to be brought before the Meeting. In the event any such matters are brought before the Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.

                             STOCKHOLDER PROPOSALS

All proposals of stockholders intended to be included in the proxy statement to be presented at the 1995 Annual Meeting of Stockholders must be received at the Company's offices at 500 Post Road East, Westport, Connecticut, 06880 no later than February 1, 1995.

                         ANNUAL REPORT TO STOCKHOLDERS

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, including financial statements, is being provided to all stockholders together with this Proxy Statement. The Annual Report does not constitute a part of the Proxy solicitation materials.

Stockholders are urged to forward their Proxies without delay. A prompt response will be greatly appreciated.



                                      By Order of the Board of Directors


                                      M. B. Rosenberg
                                      Secretary

June 25, 1994
Westport, Connecticut








          THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF TEREX CORPORATION

     The undersigned hereby appoint Randolph W. Lenz, Ronald M. DeFeo and Marvin B. Rosenberg, and any one or more of them, proxies with power of substitution to act, by unanimous vote, or if only one votes or acts then by that one to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 A.M. local time, July 29, 1994 at the offices of Clark Material Handling Company, 610 West 2nd Street, Lexington, Kentucky, and any adjournment thereof, as follows:

                    (Please date and sign on reverse side)











THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NOMINATED IN ITEM 1, FOR THE RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS IN ITEM 2, AND IN THE DISCRETION OF THE BOARD OF DIRECTORS IN CONNECTION WITH ITEM 3. PLEASE MARK BOX | | OR |x|.


1.  ELECTION OF DIRECTORS:    Randolph W. Lenz, Ronald M. DeFeo,
                              Marvin B. Rosenberg, G. Chris Andersen,
                              Bruce I. Raben, David A. Sachs, Adam E. Wolf

  FOR all     WITHHOLD          (INSTRUCTION:  To withhold authority to
  nominees   AUTHORITY          vote for any individual nominee, write that
   listed to vote for all       nominee's name on the space provided
   above      nominees          below.)
            listed above
    | |         | |             _____________________________________


2.  RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS:

    FOR       AGAINST       ABSTAIN
    | |         | |          | |

                                     Please date, sign and mail this card in
                                     the enclosed envelope.
3.   Upon such other business as
     may properly come before
     the meeting or any              _______________________________
     adjournments, hereby               (Stockholder's Signature)
     revoking any proxy heretofore
     given.

                                     _______________________________
                                        (Stockholder's Signature)

                                     Dated _________________, 1994
                                     Please sign exactly as name appears above.
                                     When signing as attorney, executor,
                                     administrator, trustee, etc., use full
                                     title.  If stock is held jointly, each
                                     owner must sign.

                                     1994 ANNUAL MEETING

                PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

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